Room 4561

								September 15, 2005


David W. Odell
Chief Financial Officer
Hyperion Solutions Corporation
1344 Crossman Avenue
Sunnyvale, CA  94089

Re:	Hyperion Solutions Corporation
Forms 8-K filed on July 21, 2005, April 21, 2005, January 31,
2005,
October 27, 2004 and July 21, 2004
Form 10-Q for the quarter ended March 31, 2005, filed on May 10,
2005
	File No. 0-26934

Dear Mr. Odell:

      We have completed our review of the above referenced filings and have no further comments at this time.

      Sincerely,



      Stephen G. Krikorian
      Branch Chief - Accounting





David W. Odell
Hyperion Solutions Corporation
August 4, 2005
Page 2